Exhibit 10.4

June 28, 2024
Sandeep Dube
Dear Sandeep:
I am very pleased to confirm our offer of employment with The Hertz Corporation (the “Company” or “Hertz”) for the position of Executive Vice President – Chief Commercial Officer of Hertz and Hertz Global Holdings, Inc., starting on July 22, 2024. This position will report directly to Gil West, Chief Executive Officer, and will be based out of Estero, FL. Your base salary, paid on a bi-weekly basis, will be $33,653.85, which equates to an annualized salary of $875,000. This offer is contingent upon verification of your education and previous employment, satisfactory references, passing the drug test and criminal background check, presentation of legally required documentation establishing your right to work in the United States, and agreement to enter into and signing Hertz’s standard Employee Confidentiality & NonCompetition Agreement and any applicable acknowledgement of clawback policies.

You will receive a one-time cash sign-on bonus in the amount of $1,000,000 less applicable taxes, on the first pay period following 30 days of employment. Should your employment end for any reason other than a Good Leaver Termination (as defined on Exhibit A) within 12 months of your Start Date, you agree to pay back 100% of this sign-on bonus. Should your employment end for any reason other than a Good Leaver Termination between twelve and twenty-four months of your Start Date you will be required to pay back 50% of this sign-on bonus.

You will be eligible to participate in the Hertz Executive Incentive Compensation Plan: Corporate – Global with a target payment of 100% of your base annual salary. Your 2024 award will be made in accordance with the terms of the plan, provided that your award will be prorated for actual days worked in 2024. Details of this plan will be provided to you upon commencement of your employment. Hertz retains the right and sole discretion to amend, modify or rescind this plan at any time and for any reason.

You will be granted sign-on equity with a value of $8,900,000, which will constitute your annual equity award for the Company’s 2024 and 2025 fiscal years, as follows:
1.A Restricted Stock Unit (RSU) award with a value of $4,450,000 (the “Sign-On RSU Award”). The Sign-On RSU Award will be granted promptly following your Start Date. The number of shares you receive will be calculated based on the closing market price of Hertz’s common stock on the day of the grant. Subject to your continued employment through the applicable vesting date, one-third of this award will vest ratably on the one-year anniversary following the grant date, and the final two-thirds of the award will vest ratably on the second and third anniversaries of the grant date, respectively. The Sign-On RSU Award will be subject to the terms and conditions of the Hertz Global Holdings, Inc. 2021 Omnibus Incentive Plan (the “2021 Omnibus Plan”) and the Company’s standard Form of Restricted Stock Unit Agreement, with Section 2(b) modified to provide that (x) upon a Good Leaver Termination (as defined on Exhibit A) absent a Change in Control (as defined in the 2021 Omnibus Plan), you will immediately vest in the next installment of the Sign-On RSU Award scheduled to vest following your date of termination (and the Restriction Period (as defined in the 2021 Omnibus Plan) with respect to such installment shall lapse), and (y) upon a Good Leaver Termination upon or within 2 years following a Change in Control (as defined in the 2021 Omnibus Plan) the Sign-On RSU Award shall vest in full (and the Restriction Period shall lapse in full) immediately upon the Good Leaver Termination. Materials and details regarding the 2021 Omnibus Plan will be sent to you under separate cover.
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2.A Performance Stock Unit (PSU) award with a value of $4,450,000 (the “Sign-On PSU Award”). The Sign-On PSU Award will be granted promptly following your Start Date. The number of shares you receive will be calculated based on the closing market price of Hertz’s common stock on the day of the grant. The Sign-On PSU Award is subject to time and performance vesting, with time vesting occurring in equal installments over a period of three years from the grant date. Performance vests as set forth on Exhibit B. The Sign-On PSU Award will be subject to the 2021 Omnibus Plan and the Company’s standard Form of Performance Stock Unit Agreement, with Section 2(d) modified to provide that (x) upon a Good Leaver Termination absent a Change in Control, you will immediately time vest in the next installment of the Sign-On PSU Award scheduled to vest following your date of termination, and (y) upon a Good Leaver Termination upon or within 2 years following a Change in Control, time vesting of the Sign-On PSU Award shall accelerate fully and performance shall vest based solely on the value of the Company’s stock as of the date of Change of Control.
For the sake of clarity, you will not be eligible for any additional equity award in 2024 or 2025.
The Sign-On RSU Award and Sign-On PSU Award will be settled in shares and not in cash. Sign-On PSUs will be settled as soon as administratively feasible after satisfaction of the time and performance vesting criteria.
The sign-on equity grants are made in accordance with the 2021 Omnibus Plan and the Company's compensation practices. Except as otherwise provided herein, the value of your sign-on equity will not be used as the basis for reducing either your targeted award value or actual award value made by the Compensation Committee pursuant to the long-term incentive program.
Commencing in fiscal year 2026, you will be eligible to participate in our long-term incentive program with an annual targeted award value of $2,500,000. The program currently includes a grant of RSUs (50% of the total value) and PSUs (50% of the total value), each of which vest over a three-year period. Annual awards will be made at the same time and on the same terms and conditions as annual equity awards are granted to other named executive officers of the Company generally.
Annual equity grants are subject to approval by the Compensation Committee of the Hertz Board of Directors and are subject to its sole and exclusive discretion. Grants are made in accordance with the 2021 Omnibus Plan and the award agreements adopted thereunder.
You will be eligible for a Company-provided vehicle for your personal and professional use, with income imputed for the value of your personal use. The service vehicle policy and vehicle choice guidance will be provided to you upon commencement of your employment. Under the current policy, you will be eligible for a replacement vehicle every three years or 36,000 miles, whichever comes first. Hertz retains the right and sole discretion to amend, modify, or rescind the policy at any time and for any reason.
You will be eligible for four weeks’ paid vacation per the terms and conditions of The Hertz Corporation vacation policy.
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You will be a participant in any severance plan that is in existence and applicable to executive officers of the Company (other than the Chief Executive Officer) from time to time.
If your employment with the Company and its affiliates is terminated without Cause (as defined on Exhibit A), or if you terminate your employment for Good Reason, as defined on Exhibit A), and provided you sign and do not timely revoke a release of claims provided to you by the Company, you will be entitled to the greater of the separation benefits for which you are eligible under the severance plan applicable to you as of the termination of your employment and the following separation benefits: (i) payment of 1.5 times the sum of your (x) base annual salary, and (y) target annual bonus opportunity, in each case as in effect on the date of your termination (but without giving effect to any reductions that gave, or would give, rise to Good Reason), paid in 36 equal bi-weekly installments on the Company’s regular payroll cycles, beginning on the first regular payroll date that follows the date the release of claims has become fully effective and irrevocable in accordance with its terms; (ii) payment of a pro rata portion of the annual bonus that would have been payable to you, if any, based on actual achievement of performance metrics for the entire plan year, pro-rated based on the portion of the year you were employed prior to the date of termination for Good Reason, and paid at the same time as such bonuses are otherwise generally paid to the Company’s executives, and in any event no later than March 15 of the year following the end of the applicable performance period; (iii) payment of up to $25,000 for executive outplacement services; and (iv) the Company will provide you (and your eligible dependents) with continued medical, health, dental, vision, and accident insurance coverage at the same level and same cost to you in effect as of your date of termination for Good Reason, for 18 months.
Upon any termination of your employment, you shall be paid or provided any then-accrued but unpaid base salary and reimbursable business expenses in accordance with the applicable Hertz expense reimbursement policy, as well as any accrued but unpaid vacation in accordance with the Hertz vacation policy. In addition, any rights or benefits that are earned and vested shall be paid or provided to you in accordance with the terms of the applicable benefit plan or program (including, without limitation, the 2021 Omnibus Plan (or its successor) and any award agreements issued thereunder).
You are eligible for relocation assistance in the form of a net cash, after tax payment of $125,000 plus the movement of your household goods. The relocation assistance payment will be made at the same time as your sign-on bonus described above. This award may be used at your discretion for your travel, temporary living and/or other expenses. Please note that if your employment ends for any reason other than a Good Leaver Termination within 12 months of your Start Date, you will be required to reimburse the Company for 100% of the amount of the expenditures made regarding your relocation and if your employment ends for any reason other than a Good Leaver Termination between twelve and twenty-four months of your Start Date, you will be required to reimburse the Company for 50% of the relocation assistance payment. The terms and conditions of this relocation assistance, including but not limited to the repayment obligations, will be provided to you in a separate relocation agreement upon initiation of your relocation. Execution of that relocation agreement will be required prior to receiving any relocation reimbursement.
Hertz shall provide you with the opportunity to participate in our Custom Benefits Program, as well as other benefits and perquisites that we may offer from time to time, in each case on the same terms and conditions as are available to similarly situated senior executives of the Company. This benefits program offers you numerous coverage options for:
Medical                Accidental Death and Dismemberment
Dental                    Disability

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Vision                    Dependent Care Flexible Spending Account
Life Insurance                Health Care Flexible Spending Account
Dependent Life Insurance
You choose when you want coverage to begin:
Standard benefits coverage begins the first day of the month following thirty (30) consecutive days of employment.
Day One Coverage begins on day one – your Start Date. If you choose to elect Day One
Coverage, you can enroll in medical, dental, and vision coverage and you’ll pay 100% of the premiums for the applicable benefits until the Hertz premium subsidy starts on the first day of the month following 30 days of employment.
Go to HertzBenefits.com to Get Connected and learn more. You can find videos, FAQs, an enrollment calculator, and more.
Additionally, you’re eligible to contribute to the Hertz Income Savings Plan (401k) (the “401k Plan”) on the first day of the month following 30 days of employment. In accordance with the 401k Plan document, Hertz matches your contributions (both before-tax and Roth after-tax contributions) dollar for dollar on the first 3% of your Eligible Compensation (as defined in the 401k Plan) you contribute and 50 cents on the dollar for the next 2% of your Eligible Compensation you contribute. The Company match starts when you’re eligible to contribute to the 401(k), and you’re always 100% vested in the contributions you and the Company make to the 401k Plan, and any related investment earnings.
Notwithstanding anything in this letter to the contrary, you acknowledge and agree that this letter and any compensation or other benefits described herein (including the settlement of any equity awards) are subject to the terms and conditions of Hertz’s clawback policy or policies (if any) as may be in effect from time to time, including specifically to implement Section 10D of the U.S. Securities Exchange Act of 1934 and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which shares of Hertz common stock may be traded) (collectively, the “Compensation Recovery Policy”), and by accepting the terms and conditions of employment, you acknowledge and agree that you consent to be bound by the terms of this letter, including its clawback provisions (and consent to fully cooperate with the Company in connection with any of your obligations pursuant to the letter and its clawback provisions).
The following obligations are fundamental terms and conditions of your employment (the “Obligations”):
(i)You represent and warrant that you have not and will not disclose to Hertz any confidential information or trade secrets that you may have from any third party, including but not limited to any current or former employer.
(ii)You have provided and must provide to the Company before your employment begins any Confidentiality, Non-Competition and/or Non-Solicitation agreement you have with any third party, including but not limited to any current or former employer, that is in effect as of the date of this letter (which, for the avoidance of doubt, may be redacted to omit any confidential information or trade secrets).
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(iii)You represent and warrant to the Company and agree that the negotiation, entering into or performance of your employment with the Company has not resulted in and must not result in any breach by you of any agreement, duty or other obligation (including but not limited to a Confidentiality, Non-Competition and/or Non-Solicitation duty, agreement, or obligation), to any third party, including but not limited to any current or prior employer.
(iv)You confirm and agree that you must not bring and will not transfer to the Company or use in the performance of your duties and functions with the Company any confidential material, documents, information, or property, whether electronic or otherwise, of any third party, including but not limited to any current or former employer. You agree that you will not remove or possess any documents or information, whether electronic or otherwise, from such third party and that you will not transfer any such documents or information to the Company at any time or otherwise use such documents or information in the scope of your employment with the Company.
(v)During your employment with the Company you will not engage in any activity that competes with or adversely affects the Company, nor will you begin to organize or develop any competing entity (or assist anyone else in doing so).
(vi)You will not disclose at any time (except for business purposes on behalf of the Company) any confidential or proprietary material of the Company. That material shall include, but is not limited to, the names and addresses of customers, customer contacts, contracts, bidding information, business strategies, pricing information and the Company’s policies and procedures.
(vii)You agree that all documents (paper or electronic) and other information related in any way to the Company shall be the property of the Company and will be returned to the Company upon the end of your employment with the Company.
(viii)You agree that should a court issue injunctive relief to enforce any of the Obligations, or if a court (or jury) determines that you breached any of the Obligations, you will reimburse the Company for all attorney’s fees and costs incurred in enforcing the Obligations, and you will also be liable for any other damages or relief permitted by law.
(ix)You agree that any disputes over the Obligations and your employment with Hertz shall be governed by Florida law, shall be resolved in a Florida State Court or in a federal Court located in Florida, and may be enforced by the Company or its successors or assigns.
The Obligations will survive and continue in full force and effect following the commencement of your employment with the Company. Should you at any time be in breach of the Obligations or should the foregoing representations and warranties be inaccurate or false, it will result in your immediate termination from the Company. In addition, you agree that you will indemnify and save harmless the Company and its directors, officers, employees and agents from any and all claims and demands incurred by any of them directly or indirectly arising from any breach of the Obligations or any inaccuracy or misrepresentation of the foregoing representations and warranties.
Per Hertz’s standard policy, this letter is not intended as, nor should it be considered as, an employment contract for a definite or indefinite period. Employment with Hertz is at will, and either you or the Company may terminate the employment at any time, with or without Cause. In addition, by signing this letter, you acknowledge that this letter, together with the Employee Confidentiality & Non-Competition Agreement, sets forth the entire agreement between you and the Company regarding your employment

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with the Company, and fully supersedes any prior agreements or understandings, whether written or oral.
Your Human Resources contact is Eric Leef; Eric is available to answer any questions you may have. Sincerely,
/s/ Gil West
Chief Executive Officer

ACCEPTANCE
I, Sandeep Dube, have read, understand, and, having had the opportunity to obtain independent legal advice, hereby voluntarily accept and agree to the terms and conditions for employment as outlined in this letter, and I agree to do all things and to execute all documents necessary to give effect to the terms and conditions of employment as outlined in this letter, including but not limited to my execution of the Employee Confidentiality & Non-Competition Agreement and any acknowledgement of clawback policies.
/s/ Sandeep Dube_____________________     ____July 1, 2024___
Signature          Date
Sandeep Dube________________________
Printed Name

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EXHIBIT A
Good Leaver Termination.
 If Executive’s employment with the Company is terminated by the Company or a Subsidiary without Cause, or Executive terminates his employment for Good Reason, such termination shall be deemed a “Good Leaver Termination.”
    1) Definitions.
a.“Executive” means Sandeep Dube.
b.“Cause” means, as determined by the person or entity that supervises or manages Executive (A) willful and continued failure to perform substantially Executive’s material duties with the Company (other than any such failure resulting from
Executive’s incapacity as a result of physical or mental illness) after a written demand for substantial performance specifying the manner in which Executive has not performed such duties is delivered to Executive by the person or entity that supervises or manages Executive, (B) engaging in willful and serious misconduct that is injurious to the Company or any of its subsidiaries, (C) one or more acts of fraud or material personal dishonesty resulting in or intended to result in personal enrichment at the expense of the Company or any of its subsidiaries, (D) substantial abusive use of alcohol, drugs, or similar substances that, in the sole judgment of the Company, impairs Executive’s job performance, (E) material violation of any Company policy that results in harm to the Company or any of its subsidiaries, (F) conviction of (or plea of guilty or nolo contendere to) a felony or of any crime (whether or not a felony) involving moral turpitude, (G) conviction of (or plea of guilty or nolo contendere) to a securities law violation that is materially injurious to the Company or its subsidiaries, or (H) a material breach of the representations made by Executive in Executive’s Offer Letter. If a circumstance constituting “Cause” is curable, Executive shall be provided written notice of the circumstance and 30 days from the date of such notice to cure it. Executive shall not be provided more than one opportunity to cure with respect to the same or similar circumstances. Any determination that Executive’s employment will be terminated for Cause shall be made by the person or entity that supervises or manages Executive following notice to Executive and an opportunity for Executive and his counsel to be heard by the person or entity that supervises or manages Executive. A termination of employment for “Cause” shall include a determination following Executive’s termination of employment for any reason that the circumstances existed prior to such termination for the Company to have terminated Executive’s employment for Cause.
c.“Good Reason” means, without Executive’s prior written consent, (A) reduction by the Company of Executive’s base salary or target annual bonus in a manner that is not consistent with a broad-based reduction applicable to all members of the senior management team, (B) a material diminution in Executive’s title, duties or responsibilities, or (C) a change in Executive’s reporting relationship such that he no longer reports to the Chief Executive Officer of the Company. Good Reason will exist only if (i) Executive delivers written notice to the Company of the existence of an action that could constitute Good Reason within 30 days of Executive’s knowledge of
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such action, (ii) the Company fails to cure such action within 30 days of such notice, and
(iii) if the Company fails to cure such action, Executive terminates his employment within fifteen (15) days after the end of the Company’s cure period.
EXHIBIT B
PERFORMANCE VESTING OF THE SIGN-ON PSU AWARD
Performance vests as follows when the 90-day weighted average closing price of the Company’s common stock exceeds the applicable price set forth below; provided, that PSUs that do not vest prior to the fifth anniversary of the Start Date shall be forfeited in their entirety.

Tranche	Regular Vesting – Company Stock Price Metric
20% of Sign-On PSU Award (i.e., one-fifth of the performance component)	$10.00
20% of Sign-On PSU Award (i.e., one-fifth of the performance component)	$12.50
20% of Sign-On PSU Award (i.e., one-fifth of the performance component)	$15.00
20% of Sign-On PSU Award (i.e., one-fifth of the performance component)	$17.50
20% of Sign-On PSU Award (i.e., one-fifth of the performance component)	$20.00
Upon a Good Leaver Termination, any PSUs that have time vested (after giving effect to any accelerated vesting that applies on such Good Leaver Termination) but not performance vested remain outstanding and eligible to vest for 12 months following such Good Leaver Termination. PSUs that have not fully vested will be forfeited upon any other termination not expressly described in this paragraph.
Example: Executive receives an award of 500,000 PSUs.
Example 1: Assume the Company achieves the $10.00 Stock Price Metric on the first anniversary of the Start Date. In that case, 20% of the PSUs (100,000 shares) would have performance vested and 33.33% of the PSUs that have performance vested would also have time vested. Accordingly, 33,333 PSUs (i.e. 500,000 PSUs x 20% x 33.33%) would be fully vested as of such date. Subject to Executive’s continued employment with the Company, an additional 33,333 of the PSUs would time vest on each of the next two anniversaries of the Grant Date even if the Company’s stock price declines to less than $10.00.
Example 2: Assume the same facts as Example 1 and that the Company achieves the $12.50 Stock Price Metric on the second anniversary of the Grant Date. In that case, 40% of the PSUs (200,000 shares) would have performance vested and 66.66% of the PSUs that have performance vested would also have time vested. Accordingly, 133,333 PSUs (i.e. 500,000 PSUs x 40% x 66.66%) would be fully vested as of such date. Subject to Executive’s continued employment with the Company, an additional 66,667 of the PSUs would time vest on the next anniversary of the Grant Date even if the Company’s stock price declines to less than $12.50.
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